EXHIBIT 4.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

October 9, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Skinvisible Inc. (the Company) and issued financial statements for the reviews for the period ended June 30, 2023. On October 9, 2023, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated October 9, 2023, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado

PCAOB # 6778

October 9, 2023

 blaze@griesandassociates.com

501 S. Cherry Street Suite 1100, Denver, Colorado 80246

  (O)720-464-2875 (M)773-255-5631 (F)720-222-5846

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